Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway – Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investors contact:	Media Contact:
Tamar Gerber	Gretchen Lium
Vice President, Investor Relations & Financial Communications	IR Results
646.348.6706	303-638-9185
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended September 30, 2009
OPERATING HIGHLIGHTS
•	Achieved $11.9 million in operating income, representing significant operating expense improvement of $13.1 million over prior-year quarter

•	EPS of $0.23, an increase of $0.18 over prior-year quarter, driven largely by $0.38 improvement in operating expenses offset by lower revenues and higher taxes

•	Renewed large US bank customer as standard ILF/annuity contract; achieved “go-live” with 41 customers including large BASE-24-eps systems as well as SEPA-compliant cross border cash management systems.

	Quarter Ended
	September 30,	Better / (Worse)	Better / (Worse)
	2009	September 30, 2008	September 30, 2008
Sales	$96.4	$(10.2)	(10)%

Revenue	$104.5	$(4.1)	(4)%

GAAP Operating Income	$11.9	$8.9	297%
(NEW YORK — November 5, 2009) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payments software and solutions, today announced financial results for the period ended September 30, 2009. We will hold a conference call on November 5, 2009, at 8.30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“This past week we announced an alliance with Bell ID which expands our comprehensive back office product suite. Bell ID is consistent with our long-stated goal of strategically adding product depth to our portfolio, particularly in non-US markets. Outside of the corporate development activity, this was a quarter with milestone renewal events, significant add-on sales and a lot of management energy dedicated to the improvement of our product offerings. Our financial results are beginning to reflect both increased efficiency and profitability in our business as well as better management of our expense structure. I was especially pleased to see us attain an operating margin of over 11%,” said Chief Executive Officer Philip Heasley.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $96.4 million which was a reduction of 10%, or $10.2 million, as compared to the September 2008 quarter. Term extension timing in both EMEA and Asia resulted in a reduction of $12 million in EMEA term renewal sales business and a rise of $2.4 million in Asia renewals over prior-year quarter. Sales net of term extensions of $74.3 million were a result of an add-on sales rise in the Americas channel category by $20 million, largely due to expansion of our relationship with large North American renewal customers, while EMEA contracted by $17.6 million and Asia contracted by $1.7 million in sales, respectively.
Revenues
Revenue was $104.5 million in the quarter ended September 30, 2009, a reduction of $4.1 million or 4% over the prior-year quarter revenue of $108.6 million. The decrease in revenue was largely attributable to initial license fee revenue variance of approximately $4.0 million primarily due to the non-recurring impact of the final Faster Payments customer revenue in the EMEA region in the prior-year quarter.
Backlog
As of September 30, 2009, our estimated 60-month backlog was $1.487 billion as compared to $1.476 billion at June 30, 2009, and $1.414 billion as of September 30, 2008. As of September 30, 2009, our 12-month backlog was $342 million, a decrease from $349 million in the quarter ended June 30, 2009, while representing an increase compared to $323 million for the quarter ended September 30, 2008.
Liquidity
We had $103.0 million of cash and cash equivalents at September 30, 2009, a decrease of $11.4 million as compared to September 30, 2008. As of September 30, 2009, we also had approximately $75.0 million in available borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $(10.4) million compared to $(0.3) million for the September 2008 quarter. The year-over-year negative variance in operating free cash flow of $10.1 million was largely due to timing of receipts under term renewal contracts signed in the quarter.
Operating Income
Operating income was $11.9 million in the September 2009 quarter, an improvement of $8.9 million as compared to operating income of $3.0 million in the September 2008 quarter.
Operating Expenses
Operating expenses were $92.5 million in the September 2009 quarter compared to $105.6 million in the September 2008 quarter, an improvement of $13.1 million or 12.4%. Operating expense variances over prior-year quarter were mainly driven by a variance of $9.9 million in human resource costs, partially due to prior-year’s inclusion of IT outsourcing transition expenses, headcount reductions, as well as cost reductions of $1.8 million in travel and entertainment fees and $0.7 million in facility costs.
Other Income and Expense
Other expense for the quarter was $0.4 million, compared to other income of $0.4 million in the September 2008 quarter. The increase in other expense versus the prior-year quarter resulted primarily from a $0.5 million reduction in foreign currency gains compared to the same period in the prior year.

Taxes
Income tax expense in the quarter was $3.8 million as compared to $1.7 million in the prior-year quarter. The increase of $2.1 million was due primarily to increased operating income as compared to prior-year quarter.
Net Income and Diluted Earnings Per Share
Net income for the quarter was $7.8 million, compared to net income of $1.7 million during the same period last year.
Earnings per share for the quarter ended September 2009 was $0.23 per diluted share compared to earnings of $0.05 per diluted share during the same period last year.
Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 34.2 million for the quarter ended September 30, 2009 as compared to 34.8 million shares outstanding for the quarter ended September 30, 2008.
Re-affirmation of Guidance
We do not anticipate any significant changes to our annual guidance reaffirmed in October based upon what we are seeing in our business markets to date. However, we currently anticipate that we will achieve the low end of sales guidance. Guidance, incorporating previously disclosed risks and opportunities, remains as indicated on October 6, 2009. Calendar year guidance is as follows: Sales of $414-428 million, GAAP revenue of approximately $406 million and GAAP Operating Income of $36.7-38.5 million.
-End-

About ACI Worldwide, Inc.
ACI Worldwide is a leading provider of software and services solutions to initiate, manage, secure and operate electronic payments for major banks, retailers and processors around the world. The company enables payment processing, online banking, fraud prevention and detection, and back-office services. ACI solutions provide agility, reliability, manageability and scale, to more than 800 customers in 90 countries. Visit ACI Worldwide at www.aciworldwide.com.
Non GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding after-tax cash payments for employee related actions and IBM IT Outsourcing transition and severance, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. Operating free cash flow may not be computed in a similar manner by other companies. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

Reconciliation of Operating Free Cash Flow	Quarter Ended September 30,
(millions)	2009	2008
Net cash provided by operating activities	$(8.0)	$3.2
Net after-tax payments associated with employee related actions	$0.3	$0.4
Net after-tax payments associated with IBM IT Outsourcing	$0.3	$0.6
Transition and Severance
Less capital expenditures	(0.7)	(2.6)
Less alliance technical enablement expenditures	(2.3)	(1.9)
Operating Free Cash Flow	$(10.4)	$(0.3)

*	Tax Effected at 35%

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
▪	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

▪	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

▪	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

▪	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

▪	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue. Backlog may not be computed in a similar manner by other companies.
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Reclassification
The Company redefined its cost of software license fees in order to better conform to industry practice. The definition has been revised to be third-party software royalties as well as the amortization of purchased and developed software for resale. Previously, cost of software license fees also included certain costs associated with maintaining software products that have already been developed and directing future product development efforts. These costs included human resource costs and other incidental costs related to product management, documentation, publications and education. These costs have now been reclassified to research and development and cost of maintenance and services.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding (i) the expectations that our financial results are beginning to reflect both increased efficiency and profitability in our business as well as better management of our expense structure; (ii) the company’s 12- and 60-month backlog estimates; and (iii) expectations and assumptions relating to 2009 financial guidance, including sales, GAAP revenues and GAAP operating income.
Forward-looking statements can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statement, and our business, financial condition and results of operations could be materially and adversely affected. In addition, we disclaim any obligation to update any forward-looking statement after the date of this press release.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the financial services industry, the accuracy of backlog estimates, material weaknesses in our internal control over financial reporting, our tax positions, volatility in our stock price, risks from operating internationally, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain legacy retail payment products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our legacy retail payment products, demand for our products, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches, governmental regulations and industry standards, our compliance with privacy regulations, system failures, the protection of our intellectual property, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$102,986	$112,966
Billed receivables, net of allowances of $2,852 and $1,920, respectively	86,486	77,738
Accrued receivables	8,305	17,412
Deferred income taxes	17,217	17,005
Recoverable income taxes	505	3,140
Prepaid expenses	10,939	9,483
Other current assets	10,847	8,800

Total current assets	237,285	246,544

Property, plant and equipment, net	18,041	19,421
Software, net	26,674	29,438
Goodwill	203,611	199,986
Other intangible assets, net	26,313	30,347
Deferred income taxes	29,429	12,899
Other assets	11,605	14,207

TOTAL ASSETS	$552,958	$552,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,880	$16,047
Accrued employee compensation	24,141	19,955
Deferred revenue	103,400	99,921
Income taxes payable	2,338	78
Alliance agreement liability	5,237	6,195
Deferred income taxes	1,507	—
Accrued and other current liabilities	21,452	24,068

Total current liabilities	172,955	166,264

Deferred revenue	28,722	24,296
Note payable under credit facility	75,000	75,000
Deferred income taxes	4,351	2,091
Alliance agreement noncurrent liability	28,836	37,327
Other noncurrent liabilities	28,125	34,023

Total liabilities	337,989	339,001

Commitments and contingencies (Note 14)

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at September 30, 2009 and December 31, 2008	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 6,841,411 and 5,909,000 shares outstanding at September 30, 2009 and December 31, 2008, respectively	(159,973)	(147,808)
Additional paid-in capital	307,235	302,237
Retained earnings	58,533	58,468
Accumulated other comprehensive loss	(15,033)	(23,263)

Total stockholders’ equity	214,969	213,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$552,958	$552,842

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,
	2009	2008
Revenues:
Software license fees	$40,714	$46,460
Maintenance fees	34,862	33,963
Services	28,885	28,137

Total revenues	104,461	108,560

Expenses:
Cost of software license fees (1)	3,936	3,588
Cost of maintenance and services (1)	27,959	31,320
Research and development	20,071	19,170
Selling and marketing	14,911	18,450
General and administrative	21,064	28,889
Depreciation and amortization	4,577	4,185

Total expenses	92,518	105,602

Operating income	11,943	2,958

Other income (expense):
Interest income	117	635
Interest expense	(488)	(1,149)
Other, net	16	932

Total other income (expense)	(355)	418

Income before income taxes	11,588	3,376
Income tax expense	3,829	1,659

Net income (loss)	$7,759	$1,717

Earnings (loss) per share information
Weighted average shares outstanding
Basic	34,012	34,534
Diluted	34,170	34,806

Earnings (loss) per share
Basic	$0.23	$0.05
Diluted	$0.23	$0.05

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance and services excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$7,759	$1,717
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	1,616	1,580
Amortization	4,391	3,956
Tax expense of intellectual property shift	550	590
Amortization of debt financing costs	84	84
Gain on reversal of asset retirement obligation	—	—
Gain on transfer of assets under contractual obligations	—	—
Loss on disposal of assets	23	17
Change in fair value of interest rate swaps	653	775
Deferred income taxes	(5,391)	2,862
Stock-based compensation expense	2,026	2,617
Tax benefit of stock options exercised	8	205
Changes in operating assets and liabilities:
Billed and accrued receivables, net	(13,096)	1,363
Other current assets	1,617	834
Other assets	(834)	494
Accounts payable	(4,194)	(230)
Accrued employee compensation	4,294	(958)
Proceeds from alliance agreement	—	3,100
Accrued liabilities	(2,457)	(2,615)
Current income taxes	4,869	(2,888)
Deferred revenue	(8,455)	(10,414)
Other current and noncurrent liabilities	(1,483)	60

Net cash flows from operating activities	(8,020)	3,149

Cash flows from investing activities:
Purchases of property and equipment	(743)	(2,180)
Purchases of software and distribution rights	(6)	(441)
Alliance technical enablement expenditures	(2,347)	(1,898)
Proceeds from alliance agreement	—	—
Proceeds from assets transferred under contractual obligations	—	(30)
Acquisition of businesses, net of cash acquired	(473)	20

Net cash flows from investing activities	(3,569)	(4,529)

Cash flows from financing activities:
Proceeds from issuance of common stock	321	311
Proceeds from exercises of stock options	147	2,812
Excess tax benefit of stock options exercised	24	79
Purchases of common stock	—	—
Common stock withheld from vested restricted stock awards for payroll tax withholdings	(277)	—
Payments on debt and capital leases	(383)	(844)

Net cash flows from financing activities	(168)	2,358

Effect of exchange rate fluctuations on cash	340	(4,830)

Net decrease in cash and cash equivalents	(11,417)	(3,852)
Cash and cash equivalents, beginning of period	114,403	98,193

Cash and cash equivalents, end of period	$102,986	$94,341